Exhibit 23.1

 CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Form 10-K of World Racing Group, Inc. of our report dated March 27, 2009 related to the consolidated financial statements which appear in World Racing Group, Inc.'s Form 10-K for the year ended December 31, 2008.

/s/  Eide Bailly
March 31,2009